Exhibit 10.4

Exhibit 7.2(h)

APPOINTMENT OF REPRESENTATIVE

          The undersigned stockholder (“Clayco Stockholder”) understands that his/her/its execution of this Appointment of Representative is a condition to the merger of Clayco Banc Corporation (“Clayco”) into Enterprise Financial Services Corp (“Buyer”) pursuant to the Agreement and Plan of Merger among Great American Bank, Clayco, the Buyer and Jeffrey J. Kieffer as Seller Representative (the “Seller Representative”), dated November 22, 2006 (the “Agreement”).  Capitalized terms used in this Appointment of Representative and not otherwise defined in this document shall have the meanings given to them in the Agreement.

1.  Appointment of Seller Representative.  The Clayco Stockholder hereby appoints the Seller Representative to act as such stockholder’s representative in connection with the merger of Clayco into the Buyer contemplated by the Agreement and the post-closing activities relating to the Contemplated Transactions contemplated by the Agreement and that certain escrow agreement (the “Seller Representative Escrow Agreement”) entered into between the present stockholders of Clayco (the “Clayco Stockholders”), the Seller Representative and the Escrow Agent that provides for the indemnification of the Seller Representative, the payment of the expenses he incurs serving as the Seller Representative and the contribution to the Clayco Stockholders of amounts necessary to cause the Clayco Stockholders to share on a prorata basis any indemnification obligations, expenses or other liabilities under the Agreement or the Escrow Agreement.  By his signature below, the Seller Representative accepts such appointment.  The Clayco Stockholder and the Seller Representative acknowledge and agree that the Buyer is relying on the information in this Appointment of Representative and is a third-party beneficiary of this Appointment of Representative.

2.  Authority of Seller Representative. The Seller Representative shall have the authority to execute the Agreement, the Escrow Agreement, the Seller Representative Escrow Agreement and any and all instruments and other documents concerning the Contemplated Transactions on behalf of the Clayco Stockholder and to do any and all other acts or things on behalf of the Clayco Stockholder, which the Seller Representative may deem necessary or advisable on behalf of the Clayco Stockholder or which may be required by the Agreement or the Clayco Closing Documents in connection with the consummation of the Contemplated Transactions.  Without limiting the generality of the foregoing, the Seller Representative shall have full and exclusive authority to:

          (a)           agree with Buyer with respect to any matter or thing required by or deemed necessary by the Seller Representative in connection with the Agreement or the Clayco Closing Documents, including without limitation any amendments thereto prior to or after the Closing;

          (b)           give and receive notices on behalf of the Clayco Stockholder, except as to the notices referenced in Sections 2.5(e), 2.6 and 2.7 of the Agreement;

          (c)           generally do all things and perform all acts, including without limitation executing and delivering all agreements, certificates, receipts, consents, elections, instructions, and other instruments or documents contemplated by or deemed necessary or advisable by the Seller Representative in connection with the Agreement, the Seller Representative Escrow Agreement or the Clayco Closing Documents;

          (d)           take all actions necessary or desirable in connection with the operation of the Agreement, the Escrow Agreement and the Seller Representative Escrow Agreement, including enforcement of amounts due to the Clayco Stockholder under the Escrow Agreement and the Seller Representative Escrow Agreement, payment of amounts due to the Seller Representative under Escrow Agreement and the Seller Representative Escrow Agreement, defense and/or settlement of any indemnification or other claims made by Indemnified Persons pursuant to Section 9 of the Agreement, the Escrow Agreement or the Seller Representative Escrow Agreement, and the amendment of the Escrow Agreement and the Seller Representative Escrow Agreement; and

          (e)           retain attorneys, accountants and other professionals to provide services to the Seller Representative as deemed appropriate in connection with the Closing of the Contemplated Transactions or related matters arising thereafter, including but not limited to issues involving the Escrow Agreement or the Seller Representative Escrow Agreement.

3.  Authority;  Successor.  All decisions by the Seller Representative shall be binding upon the Clayco Stockholder.  The Clayco Stockholder shall not have any right to object, dissent, protest, or otherwise contest the Seller Representative’s decisions.  Buyer shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or document received by or from the Seller Representative and any action taken or decision made by the Seller Representative on behalf of the Clayco Stockholder.  If Jeffrey J. Kieffer resigns or becomes unable to perform his duties under this Appointment of Seller Representative, Michael D. Balsbaugh shall become the new Seller Representative.  Carl Eichenberger shall succeed Jeffrey J. Kieffer, Michael D. Balsbaugh or such other person serving as the Seller Representative and become the Seller Representative on the first Business Day after the Closing.  If Michael D. Balsbaugh, before the Closing Date, or Carl Eichenberger, after the Closing Date, any other successor Seller Representative resigns or becomes unable to perform his duties as the Seller Representative, the Clayco Stockholders shall promptly meet and select a new Seller Representative.  Any new Seller Representative shall promptly execute and deliver to Buyer and the Escrow Agent a supplement to this Appointment of Seller Representative agreeing to the terms of this Appointment of Representative.  Any former Seller Representative shall be entitled to the same indemnification rights and protection from liability provided to a then-serving Seller Representative under this Appointment of Representative.

4.  Compensation and Expenses.  No compensation shall be paid to the Seller Representative for serving in this capacity; provided, however, that if the Seller Representative incurs out-of-pocket expenses in connection with the actions contemplated by this Appointment of Representative, he shall be entitled to reimbursement of all such expenses.  The Seller Representative shall maintain (at the offices of Clayco or at such other location that the Seller Representative selects) invoices and other evidences of the expenses reimbursed.  Any payments due to the Clayco Stockholder under the Escrow Agreement or the Seller Representative Escrow Agreement shall first be applied to reimburse the Seller Representative for his out-of-pocket expenses, upon notice delivered to Escrow Agent of the amount to be reimbursed, provided that all such payments shall be deducted proportionately from all of the Clayco Stockholders.

5.  Liability and Indemnification.  Except as to the obligations specifically required of the Seller Representative under the Agreement and the Escrow Agreement, the Seller Representative shall not be responsible for the obligations of the Acquired Companies or be obligated to the Buyer for Damages, except to the extent the Seller Representative is also a Clayco Stockholder and except for his bad faith, gross negligence or willful misconduct.

          The Seller Representative shall not be liable to the Clayco Stockholder with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent or statement or other paper or document believed by him to be genuine and duly authorized, nor for anything except his bad faith, gross negligence or willful misconduct.  All conduct of the Seller Representative shall be undertaken in good faith and he shall not, as the result of his acting as the Seller Representative, be responsible for the validity, enforceability or collectability of any of the obligations of any of the other parties to the Agreement, the Clayco Closing Documents or the Seller Representative Escrow Agreement.

          The Seller Representative shall be entitled to indemnification from and be held harmless by the Clayco Stockholder against any loss, expense (including reasonable attorneys’ fees) or other liability arising out of his service as Seller Representative under this Appointment of Representative, other than for harm directly caused by his bad faith, gross negligence or willful misconduct, and in such event he shall be entitled to payment thereof from the Seller Representative Escrow Agreement or the Escrow Fund out of amounts otherwise payable to the Clayco Stockholder.

6.  Representations and Warranties.  The Clayco Stockholder hereby represents and warrants to the Buyer as follows:

          (a)       I am an “accredited investor” as defined by Regulation D promulgated by the Securities and Exchange Commission, and certify that each of the initialed statements below applies to me:

1) ______

natural person with individual income (exclusive of any income attributable to my spouse) of more than $200,000 in each of 2006 and 2005, or joint individual income with my spouse in excess of $300,000 in each of those years, and reasonable expectation to reach the same level of income in 2007

2) ______	natural person with an individual net worth, or joint net worth with my spouse, that exceeds $1,000,000

3) ______	corporation not formed for the specific purpose of acquiring Buyer stock, with total assets in excess of $5,000,000

4) ______

 trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring Buyer stock, the purchase of which is directed by a “sophisticated person” as described in Rule 506(b)(2)(ii) under the Securities Act of 1933, as amended (the “Act”)

5) ______	revocable trust which may be amended or revoked at any time by the grantors, and all the grantors are individual accredited investors

6) ______	individual retirement account with investment decisions made solely by persons that are accredited investors

          (b)      I reviewed the Agreement, the Clayco Closing Documents and the Seller Representative Escrow Agreement.  I have been furnished any information that I have requested relating to the Buyer, its business and financial condition, and the Contemplated Transactions and I have been afforded the opportunity to ask questions and receive answers concerning those matters and the terms and conditions of the Contemplated Transactions and to obtain any additional information that Clayco or the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy or completeness of the information provided.  I also have been furnished access to any and all other information that is material to my or a reasonable investor’s decision to engage in the Contemplated Transactions.

          (c)      At the special meeting of the stockholders of Clayco, I voted in favor of the Contemplated Transactions and the execution of the Agreement, the Clayco Closing Documents and the Seller Representative Escrow Agreement.

          (d)      I own my shares of Clayco stock free and clear of all claims, liens and encumbrances, my Clayco stock is fully paid and non-assessable, and I have all requisite power and authority to grant the powers to be granted by this Appointment of Representative to the Seller Representative.

          (e)      I am acquiring the Buyer’s stock in the Merger (i) solely for investment for my own account and not as nominee or agent or otherwise on behalf of any other person and (ii) not with a view to or with a present intention to reoffer, resell, fractionalize, assign, grant any participating interest in, or otherwise distribute the stock of the Buyer.

          (f)      I understand and am fully aware that the Buyer’s stock I am receiving in the Merger has not been registered with the Securities and Exchange Commission under the Act, or under any state securities laws, in reliance on the exemptions specified in such laws, which reliance is based in part upon my representations and on such other information as may have been requested.  I understand and am fully aware that although certain “safe harbors” exist for selling the Buyer’s stock, I will be unable to sell Buyer’s stock for one year after the Closing Date, and then only if certain other conditions set forth in Rule 144 under the Act are satisfied.  I understand that the Buyer’s stock has not been approved or disapproved by the Securities and Exchange Commission, or by the securities regulatory authority of any state, nor have any of the foregoing authorities passed upon or endorsed the merits of the Contemplated Transactions.  I further understand and agree that the Buyer’s stock may not be reoffered, sold, transferred, pledged or hypothecated to any person in the absence of registration under the Act and any applicable state securities laws, or evidence satisfactory to the Buyer that such registration is not required.

          (g)       I understand and am fully aware that for the first two years after the Closing Date, the Buyer will have a right of first refusal on the Buyer’s stock issued in the Merger.  I understand that if I intend to sell any of the Buyer’s stock received in the Merger during the first two years after the Closing Date, I must give written notice to the Buyer that I plan to sell shares, including the number of shares I plan to sell and the Buyer will have the right to purchase my shares at the market price.

           (h)      I understand that the certificates representing my shares will include legends describing the restrictions under securities laws and the right of first refusal described in subsections (f) and (g) above.

7.  Release.  I, the Clayco Stockholder, hereby release and forever discharge the Buyer, Clayco, the Bank, and each of their respective past, present and future Representatives, affiliates, shareholders, controlling persons, Subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Proceedings, causes of action, Orders, obligations, contracts, agreements, debts and liabilities, which I or any of my Related Persons now have, have ever had or may ever have against any Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any Claim related to the tax consequences of my receipt of the Purchase Price or any rights to indemnification or reimbursement from any of the Releasees, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer arising under the Agreement or any claim I may have against Buyer under applicable federal or state securities laws.

          I hereby irrevocably covenant to refrain from asserting any claim or demand, or commencing or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released by this Section 7.

8.  Miscellaneous.  This Appointment of Representative may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Appointment of Representative will apply to and be binding in all respects upon the successors of the parties and the Buyer. Nothing expressed or referred to in this Appointment of Representative will be construed to give anyone other than the parties and the Buyer any legal or equitable right, remedy, or claim under or with respect to this Appointment of Representative.

9.  Jurisdiction and Venue.  This Appointment of Representative will be governed by the laws of the State of Missouri without regard to conflicts of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Appointment of Representative shall be brought in the courts of the State of Kansas, Johnson County, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Kansas.  The Clayco Stockholder and the Seller Representative consent to the jurisdiction of all such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any of such persons anywhere in the world.

          IN WITNESS WHEREOF, each of the parties has executed and delivered this Agreement as of the date set forth opposite such party’s name below.

[ADD SIGNATURE BLOCK FOR CLAYCO STOCKHOLDER AND FOR SELLER REPRESENTATIVE]